EVEREST RE GROUP, LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2008

TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:

The Annual General Meeting of Shareholders of Everest Re Group, Ltd. (the “Company”), a Bermuda company, will be held at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda on May 14, 2008 at 11:00 a.m., local time, for the following purposes:

1.

To elect two Class III directors of the Company, each to serve for a three-year period to expire at the 2011 Annual General Meeting of Shareholders or until such director’s successor shall have been duly elected or appointed or until such director’s office is otherwise vacated.

2.

To appoint PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm to act as the Company’s auditor for the year ending December 31, 2008 and authorize the Company’s Board of Directors, acting through its Audit Committee, to set the fees for the independent, registered public accounting firm acting as the Company’s auditor.

3.	To approve an amendment to the Company’s Bye-laws to allow the Company to hold treasury shares, as described in the attached proxy statement.
4.	To consider and act upon such other business, if any, as may properly come before the meeting and any and all adjournments thereof.

The Company’s financial statements for the year ended December 31, 2007, together with the report of the Company’s independent, registered public accounting firm in respect of those financial statements, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Only shareholders of record identified in the Company’s Register of Members at the close of business on March 18, 2008 are entitled to notice of, and vote at, the Annual General Meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided.

By Order of the Board of Directors

Sanjoy Mukherjee, Secretary

April 9, 2008

Hamilton, Bermuda

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2008 at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda at 11:00 a.m.

The proxy statement and annual report to shareholders are available at http://www.everestre.com/re-group/proxy.shtml

EVEREST RE GROUP, LTD.

PROXY STATEMENT

___________________

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 14, 2008

The enclosed Proxy Card is being solicited on behalf of the Board of Directors (the “Board”) for use at the 2008 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the “Company”), to be held on May 14, 2008, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later-dated proxy, notifying the Secretary of the Company in writing at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or by voting in person at the Annual General Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted: (1) for the election of Thomas J. Gallagher and William F. Galtney, Jr. as Class III directors of the Company; (2) for the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm to act as the Company’s auditor for 2008 and for authorizing the Company’s Board of Directors acting through its Audit Committee to set the fees for the independent, registered public accounting firm serving as the Company’s auditor; and (3) for the amendment of the Bye-laws to permit the Company to hold treasury shares.

Only shareholders of record at the close of business on March 18, 2008 will be entitled to vote at the meeting. On that date, _________ Common Shares, par value $.01 per share (“Common Shares”), were outstanding and entitled to vote. This includes 3,358,600 Common Shares held by Everest Reinsurance Holdings, Inc. (“Everest Holdings”), a subsidiary of the Company. Except as may be provided in the Company’s Bye-laws, each Common Share is entitled to one vote.

The election of each nominee for director and the approval of all other matters to be voted upon at the Annual General Meeting require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting. The Company has appointed inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders who are present in person or by proxy at the Annual General Meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including “broker non-votes”) will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and, thus, will have no effect on the outcome of those votes.

This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 2007 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company’s shareholders on or about April 9, 2008.

On February 24, 2000, the Company became the holding company for Everest Holdings and its subsidiaries in connection with a restructuring. As a result, all references in this document to the Company prior to February 24, 2000 refer to Everest Holdings.

All references in this document to “$” or “dollars” are references to the currency of the United States of America.

The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a shareholder proposal must comply with the Company’s Bye-laws and, in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the director nominees described below. Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s Bye-laws provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the 2008 Annual General Meeting, two nominees for Class III director positions are to be elected to serve until the 2011 Annual General Meeting of Shareholders or until their qualified successors are elected or until such director’s office is otherwise vacated. At its regularly scheduled meeting on February 20, 2008, the Nominating and Governance Committee recommended to the Board the nominations of Mr. Thomas J. Gallagher and Mr. William F. Galtney, Jr. as Class III directors. Mr. Gallagher and Mr. Galtney are currently Class III directors of the Company. The Class I director positions will be subject to election at the 2009 Annual General Meeting and the Class II directors will be subject to election at the 2010 Annual General Meeting.

On February 20, 2008, the Board accepted the Nominating and Governance Committee recommendations, and all nominees have accepted their nominations for the Class III director positions. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director, or any nominee for election as a director, and any other person pursuant to which such person was selected as a director or nominee.

Information Concerning Nominees

The following information has been furnished by the respective nominees for election of Class III directors for terms expiring in 2011.

Thomas J. Gallagher, 59, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Reinsurance Company (“Everest Re”), having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been Executive Vice President of both companies since December 1995. He was Senior Vice President of the Company from 1994 to 1995 and of Everest Re from 1989 to 1994. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher also serves as Deputy Chairman of the Company, as a director and President of Everest Holdings, as a director of Everest Reinsurance (Bermuda), Ltd. (“Bermuda Re”), and as a director and Chairman of Everest Global Services, Inc. (“Everest Global”), Everest National Insurance Company (“Everest National”), Everest Insurance Company of Canada (“EVCAN”), and Mt. McKinley Insurance Company (“Mt. McKinley”). He also serves as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company (“Everest Indemnity”), and as a director of WorkCare Southeast, Inc. (“WorkCare Southeast”), WorkCare Southeast of Georgia, Inc. (“WorkCare Georgia”) and Everest Security Insurance Company (“Everest Security”) (f/k/a Southeastern Security Insurance Company), all of which are subsidiaries of the Company.

William F. Galtney, Jr., 55, became a Class III director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Since February 1, 2006 he has been President of Galtney Enterprises, Inc. From April 1, 2005 through January 2006, he was Chairman of Oxford Insurance Services Limited, a managing general and surplus lines agency. Prior thereto, he was President (from June 2001 until December 31, 2004) and Chairman (until March 31, 2005) of Gallagher Healthcare Insurance Services, Inc. (“GHIS”), a wholly-owned subsidiary of Arthur J. Gallagher & Co. (“Gallagher”). From 1983 until its acquisition by Gallagher in June 2001, Mr. Galtney was the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc. (predecessor to GHIS), a managing general and surplus lines agency previously indirectly owned by The Galtney Group, Inc. Mr. Galtney is also Managing Member, President and Director of Galtney Group, LLC and was a director of Mutual Risk Management Ltd. from 1988 to 2002. During 2007, Mr. Galtney assumed the directorship of Intercare Holdings, Inc. and Intercare Solutions Holdings, Inc.

Information Concerning Continuing Directors and Executive Officers

The following information has been furnished by those directors whose terms of office will continue after the Annual General Meeting and by the other executive officers. Executive officers are elected by the board following each Annual General Meeting and serve at the pleasure of the board.

Martin Abrahams, 75, became a Class I director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 to 1995. He was a partner at that firm from 1969 to 1995.

Kenneth J. Duffy, 78, became a Class II director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Duffy is a retired insurance executive. He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999. He was President and Chief Executive Officer of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive Officer from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

John R. Dunne, 78, became a Class I director of the Company on June 10, 1996 and served as a director of Everest Re from June 1996 to February 2000. Mr. Dunne is an attorney and member of the bars of New York and the District of Columbia. Since 1994 he has been counsel to the law firm of Whiteman Osterman & Hanna LLP in Albany, New York. From 1995 to 2007, Mr. Dunne

served as a director of Aviva Life Insurance Company of New York. Mr. Dunne was a director of CGU Corporation, an insurance holding company, from 1993 until 2001. Mr. Dunne was counsel to the Washington, D.C. law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General at the United States Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

Joseph V. Taranto, 59, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr. Gallagher’s election as President on February 24, 1997. Mr. Taranto also serves as Chairman and Chief Executive Officer of Everest Holdings and from March 14, 2000 until June of 2007, he served as Chairman of Bermuda Re. Between 1986 and 1994, Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.).

John A. Weber, 63, became a Class I director on May 22, 2003. Since December 2002, he has been the Managing Partner of Copley Square Capital Management, LLC, a private partnership and SEC registered investment adviser, which provides investment management and strategic advisory services to institutions. From 1990 through 2002, Mr. Weber was affiliated with One Beacon Insurance Group LLC (formerly known as CGU Corporation) and its predecessor companies. During that affiliation, he became the Managing Director and Chief Investment Officer of One Beacon Insurance Companies and the President of One Beacon Asset Management, Inc. (formerly known as CGU Asset Management, Inc.). From 1988 through 1990, Mr. Weber was the Chief Investment Officer for Provident Life Accident Insurance Company and from 1972 through 1988 was associated with Connecticut Mutual Life Insurance Company (“Connecticut Mutual”) and its affiliate, State House Capital Management Company (“State House”), eventually serving as Senior Vice President of Connecticut Mutual and President of State House.

Craig Eisenacher, 60, became Executive Vice President and Chief Financial Officer of the Company on December 18, 2006. On that day, he also became a director, Executive Vice President and Chief Financial Officer of Everest Re and Everest Holdings, and a director and the President of Everest Global. In 2006, he became a director and in 2007, Chairman of Bermuda Re and Everest Re Advisors, Ltd. (“Everest Re Advisors”), Bermuda subsidiaries of the Company. He serves as a director of Everest Advisors (UK), Ltd. (“Advisors U.K.”) and Mt. McKinley Insurance Company as well as a director and Chairman of Everest International Reinsurance, Ltd (“Everest International”) (f/k/a AFC Re Ltd.), and a director and Treasurer of EVCAN. On January 26, 2007, Mr. Eisenacher became a director of Everest National, Everest Indemnity and Everest Security. Mr. Eisenacher serves as director, Chairman and President of Mt. Whitney Securities, Inc., a subsidiary of Everest Re (“Mt. Whitney”). From 2003 until he joined the Company in December 2006, Mr. Eisenacher was Senior Vice President and Chief Financial Officer of Bristol West Holdings, Inc. a publicly traded provider of liability and property damage coverage for private passenger automobiles. He served as Managing Director of Century Capital Management Inc., an SEC registered investment adviser, which is involved in investments in insurance, insurance related and technology companies, from 1999 through 2003.

Mark S. de Saram, 52, is an executive officer of the Company and became Senior Vice President on October 13, 2004. He serves as Deputy Chairman, Managing Director and Chief Executive Officer of Bermuda Re and as a director and Deputy Chairman of Everest Re Advisors and Everest International. He serves as a director of Advisors U.K. Mr. de Saram joined Everest Re in 1995 as Vice President responsible for United Kingdom and European Operations. Prior to his joining Everest Re, Mr. de Saram accumulated 21 years of reinsurance industry experience working in various underwriting capacities in the United Kingdom and Canada.

Keith T. Shoemaker, 52, became Comptroller of the Company on November 6, 2001 and became the Principal Accounting Officer on July 30, 2002. He also serves as Vice President and Comptroller of Everest Holdings, Everest Re, Everest Global, Mt. Whitney and Mt. McKinley as well as Assistant Comptroller of Everest National, Everest Indemnity, Everest Security, WorkCare Southeast, WorkCare Georgia and Mt. McKinley Managers, L.L.C. (“Mt. McKinley Managers”) and Assistant Controller of EVCAN. He also serves as a trustee of Everest Re Capital Trust II which is a Delaware statutory trust. Mr. Shoemaker was Vice President and Controller of Selective Insurance Company from 1999 to 2001 and served as Vice President of the National Council on Compensation Insurance from 1992 to 1999.

The Board of Directors and Its Committees

The Board conducts its business through its meetings and meetings of its committees. Four meetings of the Board were held in 2007. No director, either in person or through an alternate director appointment as permitted under Bermuda law, attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served, with the exception of Mr. Galtney, who attended 75% of the board meetings and 60% of the aggregate of board and committee meetings. All of the directors attended last year’s Annual General Meeting of Shareholders. The directors are expected to attend the Annual General Meeting pursuant to the Company’s Corporate Governance Guidelines.

The Board has affirmatively determined that the following directors, who constitute a majority of the Board and who serve as members of the Audit, Compensation and Nominating and Governance Committees, are independent: Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber. To determine independence, the Board applied the categorical standards contained in the Company’s Corporate Governance Guidelines. A copy of those standards, which meet the corporate governance listing standards of the New York Stock Exchange (“NYSE”), is set forth as Appendix A to this Proxy Statement. The Board also considered whether these four directors had any other material relationships with the Company, its affiliates or the Company’s external auditor and concluded that none of them had a relationship that impaired his independence. The Board based its determination on personal discussions with the directors and a review of each director’s responses on the annual questionnaire regarding employment, compensation history, affiliations and family and other relationships. The questionnaire responses form the basis of a financial transactions review resulting in a financial transactions report on every relationship that is disclosed by a director regardless of the amount in question. This is done in compliance with the Company’s Bye-laws and the Bermuda Companies Act 1981 and the resulting report is approved by resolution of the Board of Directors and forms the basis of the report entitled “Certain Transactions with Directors” that appears in this proxy statement. In addition to these disclosures, the Board considered a past shared affiliation among three directors and a past affiliation with the predecessor of the Company’s independent registered public accounting firm. Directors are also subject to the Company’s ethics guidelines which require full and timely disclosure to the Company of any situation that may result in a conflict or appearance of a conflict.

Additionally, in accordance with the Corporate Governance Guidelines and the disclosure requirement set forth in Bye-law 21(b) of the Company’s Bye-laws (which in turn requires compliance with the Bermuda Companies Act 1981), each director must disclose to the other directors any potential conflicts of interest he may have with respect to any matter under discussion. If a director is disqualified by the Chairman because of a conflict, he must refrain from voting on a matter in which he may have a material interest. Prior to each scheduled meeting of the Board of Directors, the directors who are not officers of the Company meet in executive session outside the presence of management. The executive sessions are chaired by alternating directors who rotate on an alphabetical basis. In addition, the independent directors meet in executive session outside the presence of management on a regular basis.

The Board currently maintains Audit, Nominating and Governance and Compensation Committees, all of whose members are independent directors. The Charters for each of these committees, the Corporate Governance Guidelines and the Company’s Ethics Guidelines and Index to Compliance Policies are posted on the Company’s website at http://www.everestre.com. These documents are also available in print to any shareholder who requests a copy from the Corporate Secretary at the address below. The Board also maintains an Executive Committee, the purpose of which is to take any emergency actions until the Board can meet. The members of the Executive Committee are Mr. Taranto, Mr. Gallagher and Mr. Galtney. The Executive Committee met once in 2007.

Audit Committee

The principal purposes of the Company’s Audit Committee are to oversee the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements, to oversee the independent, registered public accounting firm, to evaluate the independent, registered public accounting firm’s qualifications and independence and to oversee the performance of the Company’s internal audit function. The Audit Committee meets with the Company’s management, Chief Internal Audit Officer and the independent, registered public accounting firm, both separately and together, to review the Company’s internal controls and financial statements, audit findings and significant accounting and reporting issues. The Board has adopted a Charter for the Audit Committee which is revised as necessary to comply with all applicable laws, rules and regulations. The Charter is available on the Company’s website at http://www.everestre.com.

The members of the Audit Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne, and Mr. Weber. The Board has determined that all members of the Committee are financially literate and that all are independent under the NYSE listing standards and the rules of the Securities and Exchange Commission (“SEC”) governing the qualifications of audit committee members. The Board has also determined that Mr. Abrahams qualifies as an “audit committee financial expert” as defined by SEC rules and has accounting or related financial management expertise as required by NYSE listing standards. No member of the Audit Committee may serve on the Audit Committee of more than two other public companies unless the Board has determined that such service will not affect the ability of the Committee member to serve on the Company’s Audit Committee. Mr. Dunne serves as Chairman of the Audit Committee. The Audit Committee held four meetings in 2007.

Compensation Committee

The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Named Executive Officers (as defined herein) and the Company’s Chief Financial Officer, Comptroller, Treasurer, Chief Internal Audit Officer and Secretary. The Compensation Committee also has oversight responsibilities for all of the Company’s broad-based compensation and benefit programs, including administration of the Company’s Annual Incentive Plan, the 1995 Stock Incentive Plan, the 2002 Stock Incentive Plan and the Executive Performance Annual Incentive Plan. The Compensation Committee did not employ a consultant during 2007. The Compensation Committee adopted a Charter on November 21, 2002, which is available on the Company’s website at http://www.everestre.com. The Charter was amended on February 21, 2007 to reflect additional responsibilities of the Compensation Committee. The Charter provides that the Compensation Committee may form and delegate authority to subcommittees or to committees of the Company’s subsidiaries when appropriate. This delegation authority was not exercised by the Compensation Committee during 2007. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in this Proxy Statement in “Compensation Discussion and Analysis”.

The Compensation Committee is comprised of Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber, none of whom is a current or former employee or officer of the Company and all of whom meet the independence standards of the NYSE. Mr. Duffy serves as Chairman of the Compensation Committee. The Compensation Committee held three meetings in 2007.

Nominating and Governance Committee

The Nominating and Governance Committee was established by the Board on November 21, 2002, with authority and responsibility to identify and recommend qualified individuals to be nominated as directors of the Company and to develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company. The current members of the Nominating and Governance Committee are Mr. Abrahams, Mr. Duffy, Mr. Dunne and Mr. Weber. Mr. Abrahams currently serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider a shareholder’s nominee for director who is proposed in accordance with the procedures set forth in Bye-law 12 of the Company’s Bye-laws, which is available on the Company’s website or by mail from the Corporate Secretary’s office. This Bye-law requires written notice of a shareholder’s intent to make such a nomination at the 2009 Annual General Meeting of Shareholders to be received by the Secretary of the Company at the address listed below under Shareholder and Interested Party Communications with Directors, between November 9, 2008 and December 10, 2008. Such notice shall set forth the name and address, as it appears on the Register of Members, of the shareholder who intends to make the nomination; a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; the class and number of shares of the Company which are held by the shareholder; the name and address of each individual to be nominated; a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder; such other information regarding any such nominee required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934; and the consent of any such nominee to serve as a director, if so elected.

Shareholder candidates nominated in accordance with the procedures of Bye-law 12 will, like any other director-candidate, be considered based solely on their character, judgment, education, training, business experience and expertise. In addition to complying with independence standards of the NYSE, the SEC and the Company, candidates for director must possess the highest levels of personal and professional ethics, integrity and values and be willing to devote sufficient time to perform their Board and committee duties. It is in the Company’s best interests that the Board be comprised of individuals whose skills, experience, diversity and expertise complement those of the other Board members. The objective is to have a Board which, taken as a whole, is knowledgeable in the areas of insurance/reinsurance, accounting (using generally accepted accounting practices and/or statutory accounting practices for insurance companies), financial management and investment, legal/regulatory and any other areas which the Board and committee deem appropriate in light of the continuing operations of the Company and its subsidiaries. Financial services-related experience, other relevant prior service, a familiarity with national and international issues affecting the Company’s operations and a diversity of background, experience, race and gender are also among the relevant criteria to be considered. Following interviews, meetings and such inquiries and investigations determined to be appropriate under the circumstances, the Committee makes its director recommendations to the Board.

The Nominating and Governance Committee held one meeting in 2007. The Committee’s Charter, which was adopted by the Board on February 25, 2004, and the Corporate Governance Guidelines which contain the director qualifications, are available on the Company’s website at http://www.everestre.com.

Audit Committee Report

The Audit Committee has reviewed and discussed with management, which has primary responsibility for the financial statements, and with PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements for the year ended December 31, 2007 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with that firm its independence. The Audit Committee also has discussed with management of the Company and with PricewaterhouseCoopers LLP such other matters and received such assurances from them as the Committee deemed appropriate. Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee devoted substantial time in 2007 to discussing with the Company’s independent auditors and internal auditors the status and operating effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s oversight involved several meetings both with management and with the auditors outside the presence of management to monitor the preparation of management’s report on the effectiveness of the Company’s internal controls and the independent auditors’ opinion on management’s assessment. The meetings reviewed in detail the standards that were established, the content of management’s assessment, and the auditors’ testing and evaluation of the design and operating effectiveness of the internal controls. As reported in the Company’s Annual Report on Form 10-K filed February 29, 2008, the independent auditors concluded that, as of December 31, 2007, management’s assessment of the effectiveness of internal controls was fairly stated in all material respects and that the Company maintained, in all material respects, effective internal controls over financial reporting based upon the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Under its Charter and the “Audit and Non-Audit Services Pre-Approval Policy” (the “Policy”), the Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditors. The Policy requires that any service that has not received a general pre-approval or that exceeds pre-approved cost levels or budgeted amounts requires specific approval by the Audit Committee. For both specific and general pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax fees and a total amount of fees for certain permissible non-audit services classified as “All Other Fees” below. All such factors are considered as a whole, and no one factor is determinative. The Audit Committee has considered whether the performance by PricewaterhouseCoopers LLP of the services disclosed below is compatible with maintaining their independence. The Audit Committee approved all of the audit-related fees, tax fees and all other fees for 2007 and 2006.

The fees billed to the Company by PricewaterhouseCoopers LLP and its worldwide affiliates in 2007 and 2006 are as follows:

	2007	2006

(1) Audit fees	$3,424,255	$3,596,376
(2) Audit-related fees	102,500	69,000
(3) Tax fees	27,301	143,194
(4) All other fees	4,984	4,602

(1)

Audit fees include the annual and quarterly financial statement audit, internal control audit (as required by the Sarbanes Oxley Act of 2002), subsidiary audits, and procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements. Audit fees also include the attestation engagement for the independent auditors’ report on management’s report on internal controls for financial reporting. Audit fees also include statutory audits or financial audits of subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

(2)

Audit-related fees include assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters and assistance with internal control reporting requirements.

(3)	Tax fees include tax compliance, tax planning and tax advice and may be granted general pre-approval by the Audit Committee.
(4)	All other fees are for accounting and research subscriptions.

John R. Dunne, Chairman

Martin Abrahams

Kenneth J. Duffy

John A. Weber

Compensation Committee Report

Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Kenneth J. Duffy, Chairman

Martin Abrahams

John R. Dunne

John A. Weber

Code of Ethics for CEO and Senior Financial Officers

The Company has adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer and senior financial officers. The text of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers is posted on the Corporate Governance page on the Company’s website at http://www.everestre.com. This document is also available in print to any shareholder who requests a copy from the Corporate Secretary at the address below. In the event the Company makes any amendment to or grants any waiver from the provisions of its Code of Ethics, the Company intends to disclose such amendment or waiver on its website within five business days.

Shareholder and Interested Party Communications with Directors

Shareholders and interested parties may communicate directly with the Board of Directors or with individual directors. All communications should be directed to the Company’s Secretary at the following address and in the following manner:

Everest Re Group, Ltd. Corporate Secretary

c/o Everest Global Services, Inc.

Westgate Corporate Center

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938-0830

Any such communication should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for the Non-Management Directors or for any individual director. Each communication addressed to an individual director and received by the Company’s Secretary from shareholders or interested parties, which is related to the operation of the Company and is not solely commercial in nature, will promptly be forwarded to the specified party. Communications addressed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded to the Chairman of the Nominating and Governance Committee.

Common Share Ownership By Directors And Executive Officers

The following table sets forth the beneficial ownership of Common Shares as of March 18, 2008 by the directors of the Company, by the Named Executive Officers listed in the Summary Compensation Table and by all directors and Named Executive Officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Named Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table as owned by that person.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (12)

Martin Abrahams	38,476	(1)	*
Kenneth J. Duffy	40,505	(2)	*
John R. Dunne	34,379	(3)	*
Thomas J. Gallagher	124,009	(4)	*
William F. Galtney, Jr.	102,956	(5)	*
Joseph V. Taranto	683,612	(6)	*
John A. Weber	11,570	(7)	*
Craig Eisenacher	19,611	(8)	*
Keith T. Shoemaker	6,600	(9)	*
Mark S. de Saram	53,046	(10)	*
All directors and executive officers as a group (10 persons)	1,114,764	(11)	-

*	Less than 1%
(1)

Includes 26,500 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008 and 11,976 shares held in the Martin Abrahams Revocable Trust. Also includes 3,166 restricted shares issued to Mr. Abrahams under the Company’s 2003 Non-Employee Director Equity Compensation Plan (“2003 Director Plan”) which may not be sold or transferred until the vesting requirements are satisfied.

(2)

Includes 20,000 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008. Also includes 3,166 restricted shares issued to Mr. Duffy under the 2003 Director Plan which may not be sold or transferred until the vesting requirements are satisfied.

(3)

Includes 26,500 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008. Also includes 3,166 restricted shares issued to Mr. Dunne under the 2003 Director Plan which may not be sold or transferred until the vesting requirements are satisfied.

(4)

Includes 82,500 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008. Also includes 23,160 restricted shares issued to Mr. Gallagher under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements are satisfied.

(5)

Includes 69,000 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 26,500 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008 and 3,166 restricted shares issued to Mr. Galtney under the 2003 Director Plan which may not be sold or transferred until the vesting requirements are satisfied.

(6)

Includes 240,000 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008. Includes 115,000 restricted shares issued to Mr. Taranto under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied. Excludes 3,358,600 Common Shares held by Everest Holdings over which Mr. Taranto has voting and dispositive power. Mr. Taranto disclaims beneficial ownership of the Common Shares held by Everest Holdings.

(7)

Includes 3,206 shares issuable upon the exercise of stock options exercisable within 60 days of March 18, 2008. Also includes 3,166 restricted shares issued to Mr. Weber under the 2003 Director Plan which may not be sold or transferred until the vesting requirements are satisfied.

(8)

Includes 2,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 18, 2008. Also includes 16,000 restricted shares issued to Mr. Eisenacher under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(9)	Includes 6,600 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008.
(10)

Includes 37,200 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008. Also includes 11,500 restricted shares issued to Mr. de Saram under the Company’s 2002 Stock Incentive Plan which may not be sold or transferred until the vesting requirements have been satisfied.

(11)	Includes 471,006 shares issuable upon the exercise of share options exercisable within 60 days of March 18, 2008.
(12)	Based on total Common Shares outstanding and entitled to vote as of March 18, 2008.

Principal Holders of Common Shares

To the best of the Company’s knowledge, the only beneficial owners of more than 5% of the outstanding Common Shares as of December 31, 2007 are set forth below. This table is based on information provided in Schedule 13G Information Statements filed with the SEC by the parties listed in the table.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class

FMR Corp.	5,832,945	(1)	9.278
82 Devonshire Street
Boston, Massachusetts 02109

Southeastern Asset Management Inc.	4,252,200	(2)	6.800
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

Oppenheimer Funds, Inc.	3,394,815	(3)	5.400
Two World Financial Center
225 Liberty Street
New York, New York 10281

(1)	FMR Corp. reports in its Schedule 13G that it has sole power to vote or direct the vote of 137,800 Common Shares and sole dispositive power with respect to 5,832,945 Common Shares.
(2)

Southeastern Asset Management, Inc. reports in its Schedule 13G that it has sole power to vote or direct the vote of 2,464,700 Common Shares, shared power to vote 1,541,100 Common Shares, no power to vote 246,400 Common Shares, sole dispositive power with respect to 2,711,100 Common Shares and shared or no dispositive power with respect to 1,541,100 Common Shares.

(3)	Oppenheimer Funds, Inc. reports in its Schedule 13G that it has shared power to vote or direct the vote of 3,394,815 Common Shares and shared dispositive power with respect to 3,394,815 Common Shares.

Directors’ Compensation

Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer (“Non-Employee Director” or “Non-Management Director”) was compensated in 2007 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 2007 of each Non-Employee Director consisted of shares and/or cash having an aggregate value of $75,000. The compensation was paid in four installments of cash or, at the director’s election, by issuances of Common Shares under the 2003 Directors Plan which was approved by shareholders on May 22, 2003, and amended with the approval of shareholders on May 25, 2005.

Giving Non-Employee Directors an opportunity to receive their compensation in the form of Common Shares is intended to align their interests with those of the Company’s shareholders. The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on each installment date or, if no sale is reported for that day, the preceding day for which there is a reported sale. During 2007, Mr. Duffy and Mr. Weber, who elected to receive share-based retainer fees, each received 727 Common Shares. Mr. Galtney elected to receive share-based retainer fees beginning in 2007, receiving the first 2007 quarterly payment in cash in respect of his service during the last quarter of 2006, and 537 shares over the remaining three quarters in respect of his service during the first three quarters of 2007.

On May 23, 1996, the shareholders approved the Company’s adoption of the 1995 Stock Option Plan for Non-Employee Directors (the “1995 Directors’ Plan”), which is designed to maintain the Company’s ability to attract and retain the services of experienced and highly qualified Non-Employee Directors and to create in those directors a proprietary interest in the Company’s continued success. At the time of their appointment to the Board, each Non-Employee Director is awarded an option to purchase an amount of Common Shares equal to $50,000 divided by the average of the NYSE high and low price of one share on that day with an exercise price equal to that average. As defined in the 1995 Directors’ Plan, the fair market value is determined by averaging the highest and lowest trading prices of the Common Shares on the date of the option award.

On May 25, 2005, each of the Non-Employee Directors was granted 2,000 restricted shares under the 2003 Directors Plan which vest over a three year term. On February 21, 2007, each of the Non-Employee Directors was granted 1,500 restricted shares under the 2003 Directors Plan which vest over a three year term.

2007 DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2007.

Name	($)	Fees Earned or Paid in Cash (1)	Share Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Martin Abrahams		75,000	101,608	0	0	0	4,478	181,086

Kenneth J. Duffy		75,000	101,608	0	0	0	4,478	181,086

John R. Dunne		75,000	101,608	0	0	0	4,478	181,086

William F. Galtney, Jr.		75,000	101,608	0	0	0	4,478	181,086

John A. Weber		75,000	101,608	0	0	0	4,478	181,086

(1)

During 2007, Messrs. Duffy and Weber, who elected to receive share-based retainer fees, each received 727 Common Shares. Mr. Galtney elected to receive share-based retainer fees beginning in 2007, receiving the first 2007 quarterly payment in cash in respect of his service during the last quarter of 2006, and 537 shares as retainer fees over the remaining three quarters in respect of his service during the first three quarters of 2007.

(2)

Each of the Non-Employee Directors was awarded 1,500 restricted shares on February 21, 2007, of which 1,000 shares remain restricted. Each of the Non-Employee Directors was also awarded 2,000 restricted shares on May 25, 2005, of which 666 shares remain restricted. The amount shown is the dollar amount recognized for financial statement reporting purposes during 2007 in accordance with FAS 123(R).

(3)

No share options were awarded to the Non-Employee Directors in 2007. As of December 31, 2007, each director has exercisable outstanding options to purchase the following number of shares: Mr. Abrahams, 26,500; Mr. Duffy, 20,000; Mr. Dunne, 26,500; Mr. Galtney, 26,500 and Mr. Weber, 3,206.

(4)	Dividends paid on each director’s restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Compensation Program’s Philosophy and Objectives

The Company’s executive compensation program is designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. To achieve these ends, the executive compensation program utilizes a two-prong approach. First, a short term component consisting of a base salary and merit-based discretionary bonus is designed to attract, reward and retain executives for achieving optimal performance in the current year. Second, a long-term component consisting of discretionary equity awards in the form of share options and/or restricted shares is designed to align key executive’s interests with those of the Company’s shareholders and incentivize the executive to work towards achieving the Company’s long-term goals of profitability and strong shareholder returns. Thus, the executive compensation program is designed to reward those employees who are integral to the Company’s success this year as well as into the future.

The Company’s executive compensation program is implemented by the Compensation Committee. The members of the Compensation Committee are appointed annually by the Board of Directors and satisfy the independence requirements of the NYSE.

The Compensation Committee meets outside the presence of management to discuss compensation decisions. The Compensation Committee is guided by the following principles when making compensation decisions individually and collectively:

•	Compensation of executive officers is based on the level of job responsibility, their individual performance and their contribution to the performance of the Company.
•

Compensation awards and levels are generally intended to be reasonably competitive with compensation paid by organizations of similar stature so as to minimize the potential for disruptive turnover amongst important contributors.

•

Compensation is intended to align the interests of the executive officers with those of the Company’s shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

Components of the Company’s Compensation Program

In 2007, annual compensation for the Company’s executive officers consisted principally of a base salary, a cash bonus, and equity based awards. Apart from the salary, bonus and equity award components, all employees including executive officers received other forms of compensation from the Company. That compensation included a Company funded pension plan, Company paid term life insurance, partially subsidized medical and dental plan, Company paid disability insurance, and an employee savings plan (401K). Executives may also participate in a supplemental savings plan and “Supplemental Retirement Plan,” both of which are non-qualified with respect to current tax deductibility in the U.S. The purpose of these supplemental plans is principally to restore benefits which would otherwise have been limited by U.S. benefit plan rules.

Base Salary and Bonus Determinations

The base salaries for all executive officers are determined by the Compensation Committee. With the exception of Messrs. Taranto, Eisenacher and de Saram who have employment agreements (which are discussed below), base salaries are established upon hire or assignment date and reconsidered annually or as responsibilities change. Adjustments are based on each executive officer’s performance and the Company’s performance and may also take into account competitive conditions in the industry.

For purposes of base salary compensation and in assessing competitive conditions in the industry, the Compensation Committee may periodically examine miscellaneous trade or other publications regarding executive compensation, including publicly filed financial statements. However, the Compensation Committee does not engage in formal benchmarking in determining compensation for Named Executive Officers.

The Company awards annual cash bonuses to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan. The Annual Incentive Plan is applicable to all executive officers and management employees, except for Mr. Taranto who is subject to the Executive Performance Annual Incentive Plan. Under the Annual Incentive Plan, the Company may make cash payments each year to employees who hold positions of significant responsibility and/or whose performance or potential contribution, in the judgment of the Compensation Committee, will contribute materially to the success of the Company and its subsidiaries. The Annual Incentive Plan is designed to reward past accomplishments, to motivate future accomplishments, and to aid in attracting and retaining employees of the caliber necessary for the continued success of the Company. The actual cash bonus amounts recommended for individual plan participants are subjectively and judgmentally determined by executive management based on a variety of factors including individual responsibilities, experience, contributions and performance, as well as position relative to internal peers. Consideration of these factors encourages executives to strive to improve their performance. The Compensation Committee reviews management’s recommendation, and has the discretion to reject or modify the recommended individual awards. The Company generally limits the aggregate amount available for such bonus payments to 3% of the Company’s net operating income. For purposes of determining 2007 awards, the total amount available for bonuses under the Annual Incentive Plan was $22.8 million.

Unlike the Annual Incentive Plan, the executive officers eligible to participate in the Executive Performance Annual Incentive Plan (the “Executive Incentive Plan”) are selected by the Compensation Committee. Currently, only Mr. Taranto is a participant in the Executive Incentive Plan. Pursuant to this plan, the Compensation Committee establishes performance goals for each participant which, if attained, entitles the participant to specific award amounts. The Executive Incentive Plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company’s average annual income before taxes for the preceding five years.

In the case of Mr. Taranto, the Executive Incentive Plan involves a personal performance grid that relates various levels of the Company’s net operating income, return on average equity and earnings per share, to a maximum cash incentive award for a given level of performance. For 2007, Mr. Taranto’s maximum potential award was $2.5 million. Although this amount was the maximum cash bonus award that could be awarded to Mr. Taranto, the Compensation Committee may, in its discretion, choose to reduce the actual amount of the award. For 2007, Mr. Taranto’s cash bonus was $2.25 million.

Long-Term Compensation Determinations

The second component of the Company’s executive compensation plan is premised on a strategic view of compensation. This long-term compensation component is achieved through the Everest Re Group, Ltd. 2002 Stock Incentive Plan, as amended May 2006 (“2002 Stock Incentive Plan”). Awards under the 2002 Stock Incentive Plan are intended to reinforce management’s long-term perspective on corporate performance, provide an incentive for key executives to remain with the Company for the long-term, and provide a strong incentive for employees to work to increase shareholder value by aligning employees’ interests with the shareholders.

Awards under the 2002 Stock Incentive Plan may take the form of share options, share appreciation rights, restricted shares or share awards. To date, the Company has only awarded restricted shares and non-qualified share options pursuant to the Plan. Options and restricted shares are awarded on the day that they are granted by the Compensation Committee and valued as of the grant date. Options are issued with a grant price equal to the fair market value of the Company’s stock on the grant date. The Company determines fair market value by averaging the high and low market price on the grant date. Equity grants are made in conjunction with the meeting of the Compensation Committee, and there is no plan or practice to grant options or restricted shares in coordination with the release of material non-public information.

Additionally, the Company’s Ethics Guidelines imposes a total prohibition on its officers, directors or other employees trading in options in the Company’s shares. Prohibited options include options awarded under the 1995 and 2002 Stock Incentive Plans, “put” options and “call” options. The Company’s officers, directors or other employees are also prohibited from engaging in transactions geared toward “shorting” the Company’s stock.

In the case of equity awards, the CEO makes recommendations to the Compensation Committee for each executive officer, and the awards are discussed by the Compensation Committee and recommended for action by the Board. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors. Examples of factors include the recipient’s demonstrated past and expected future performance, the recipient’s level of responsibility within the Company, their ability to affect shareholder value, and past awards of share options, share appreciation rights, restricted shares, or share awards. Restricted share awards and share options encourage employee retention because all awards, except for those to Mr. Taranto, vest over a five year period at the rate of 20% per year and are generally forfeited if the recipient leaves the Company before vesting. Generally, upon termination of employment, the recipient loses unvested options and restricted shares and has 90 days to exercise vested options. In addition, the expiration of share options ten years after they are granted is designed to encourage recipients to work on the Company’s growth over the long-term and not simply cater to short-term profits.

As with his short-term compensation components, the determination, award and vesting of awards for Mr. Taranto are handled separately. The Compensation Committee discusses the CEO’s self-assessment and recommendation with the CEO, and meets outside of the presence of the CEO in making its award determination. Like other executive officers, the CEO’s award is granted subjectively at the discretion of the Compensation Committee based upon factors similar to those considered for other executive officers as described above. In addition, restricted shares and share option awards made to Mr. Taranto vest in accordance with the terms of his Employment Agreement. Pursuant to that Agreement, all restricted shares and non-qualified share options (collectively, the “Awards”) awarded to Mr. Taranto under the 2002 Stock Incentive Plan are vested and exercisable on March 31, 2008, provided that Mr. Taranto’s employment has not been terminated for cause and provided that such accelerated vesting would not cause the Awards to be treated, in whole or in part, as “deferred compensation” for purposes of section 409A of the Internal

Revenue Code. The Awards may vest earlier if Mr. Taranto retires with the consent of the Company or if Mr. Taranto’s employment is terminated by death or disability.

Under the terms of his Employment Agreement, Mr. Eisenacher was also to be awarded 10,000 non-qualified share options and 15,000 restricted shares under the 2002 Stock Incentive Plan subject to oversight by the Company’s Compensation Committee. At its regular meeting on February 21, 2007, the Compensation Committee proposed and recommended to the Board that these equity awards be granted. The Board of Directors approved and granted these awards at its regular meeting on February 21, 2007.

Other Forms of Compensation

Apart from the salary, bonus and long-term compensation components discussed above, all employees including executive officers receive other forms of compensation from the Company. That compensation includes a Company funded pension plan, Company paid term life insurance, partially subsidized medical and dental plan, Company paid disability insurance, and an employee savings plan (401K). Executives may also participate in a supplemental savings plan and “Supplemental Retirement Plan,” both of which are non-qualified with respect to tax deductibility in the U.S. The purpose of these plans is principally to restore benefits which would otherwise have been limited by U.S. benefit plan rules.

Deferred Compensation Plan

The Company previously offered a Deferred Compensation Plan for senior executives, but that plan was terminated effective December 31, 2005. Mr. Taranto was the only executive to use the plan and, in June 2006, he received benefits pursuant to his final election under the plan (which had occurred in December 2003, deferring his 2005 bonus). His deferred bonus payment exhausted the deferred compensation account.

Perquisites and Other Benefits

When the Compensation Committee determines it appropriate, the Company provides Named Executive Officers with perquisites and other personal benefits that are reasonable and consistent with the overall compensation plan and the philosophy of attracting and retaining key employees. The Compensation Committee periodically reviews these awards of perquisites and other benefits.

The only perquisites approved by the Compensation Committee have been: (1) Mr. de Saram’s (a citizen of the United Kingdom) housing, family travel and golf membership fees for Tuckers Point Country Club in Bermuda, and (2) Craig Eisenacher’s relocation expenses, including temporary housing, and partial family travel reimbursement. The amounts reported for Mr. de Saram for 2007 include $150,000 as housing allowance and $27,891in payment of taxes each under the terms of his employment agreement. The amounts for 2007 also include $21,786 in family travel and $6,300 for golf membership fees at Tuckers Point. The Company also owns a car and furniture which are provided for Mr. de Saram’s use.

The amounts reported for 2007 for Mr. Eisenacher are $68,517 in relocation costs, $5,590 in family travel and $46,788 in payment of taxes.

Tax and Accounting Implications

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly compensated officers. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” To preserve this deduction, the Company has designed its incentive plans to constitute “performance-based compensation” and not be counted toward the $1 million limit. However, the 2002 Stock Incentive Plan does allow for the Compensation Committee, in its sole discretion, to grant awards under the plans which do not constitute “performance-based compensation.” Although the Compensation Committee considers deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility is not a determinative factor when considering appropriate levels or methods of compensation.

The foregoing provides a general overview of the Company’s philosophy on executive compensation. The tables contained in the subsequent sections attribute specific dollar values for the various aspects of executive compensation previously discussed.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth compensation paid or accrued for the last fiscal year with respect to the Company’s Chief Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers as of December 31, 2007 (collectively, the “Named Executive Officers”), for services rendered by them to the Company and to its subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Share Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Joseph V. Taranto,	2007	1,000,000		0	5,415,554	583,359	2,250,000	749,212	223,825	10,221,950
Chairman of the Board and Chief Executive Officer	2006	1,000,000		0	3,973,021	852,206	2,500,000	396,321	95,838	8,817,386

Craig Eisenacher,	2007	400,000		300,000	255,261	50,037	0	110,451	150,733	1,266,482
Executive Vice President and Chief Financial Officer	2006	7,692		275,000	0	0	0	0	0	282,692

Thomas J. Gallagher,	2007	536,539		700,000	522,811	96,250	0	811,004	57,395	2,723,999
President and Chief Operating Officer	2006	500,000		650,000	403,696	187,459	0	327,540	26,959	2,095,654

Mark S. de Saram,	2007	437,547	(5)	500,000	197,960	135,925	0	N/A	273,618	1,545,050
Senior Vice President of Group and Managing Director and Chief Executive Officer of Bermuda Re	2006	382,334		325,000	129,936	132,933	0	N/A	243,775	1,213,978

Keith T. Shoemaker,	2007	212,027		100,000	0	176,285	0	13,616	7,241	509,169
Comptroller and Principal Accounting Officer	2006	201,861		85,000	0	132,797	0	18,637	6,894	445,189

(1)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123(R) for restricted share awards for each Named Executive Officer. Restricted shares vest at the earliest of 20% per year over five years or upon the date specified in an applicable employment agreement.

(2)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with FAS 123(R) for awards of share options for each Named Executive Officer. Options vest at the earliest of 20% per year over five years or upon the date specified in an applicable employment agreement.

(3)

Represents the aggregate change in the present value of the Named Executive Officers’ accumulated benefit under the qualified and supplemental pension plans from December 31, 2006 to December 31, 2007. Earnings on non-qualified deferred compensation plans are not included as they are invested in the same investment offerings as the qualified savings plan and are not preferential.

(4)

The amounts reported for 2007 for Mr. de Saram include $150,000 as housing allowance and $27,891 in payment of payroll tax each under the terms of his employment agreement. The amounts for 2007 also include $21,786 in family travel and $6,300 in golf membership fees.

The Company owns a car which is provided for Mr. de Saram’s use at a cost of $2,233. Mr. de Saram also received a contribution of $46,550 to, or in lieu of a pension plan.

The amounts reported for 2007 for Mr. Eisenacher include $68,517 in relocation expenses and $46,788 in payment of taxes related to his relocation, under the terms of his employment agreement and $5,590 in car service.

For the other Named Executive Officers, the amount includes: (i) the cost of life insurance premiums paid by the Company on behalf of: (a) Mr. Taranto-$1,038, (b) Mr. Gallagher-$1,038, (c) Mr. Eisenacher-$1,038, (d) Mr. de Saram-$2,682 and (e) Mr. Shoemaker-$880; and (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto-$29,827, (b) Mr. Gallagher-$15,615, and (c) Mr. Shoemaker-$6,361. Mr. Eisenacher was not yet eligible for a company match. This amount also includes dividends on restricted shares as follows: Mr. Taranto- $192,960, Mr. Gallagher-$40,742, Mr. Eisenacher-$28,800 and Mr. de Saram-$16,176.

(5)

Pursuant to the terms of his employment agreement, Mr. de Saram’s 2007 salary was paid in part in U.S. dollars and in part in Great Britain pounds sterling: $233,155 paid in U.S. dollars and £116,514 paid in Great Britain pounds sterling. The portion of his salary that is paid in pounds sterling is converted at the exchange rate in effect at the end of the week when he is paid.

Grants of Plan-Based Awards

The following table sets forth certain information concerning equity and cash awards granted under the Company’s 2002 Stock Incentive Plan and the Executive Performance Annual Incentive Plan during 2007 to the Named Executive Officers.

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Potential Payouts Under			All Other Stock Awards Number of Shares (#) (2)	All Other Option Awards Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)		Grant Date Fair Value of Share Awards ($) (5)
		Non-Equity Incentive Plan Awards (1)						NYSE Closing Price on Grant Date (S)

	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Name

Joseph V. Taranto	2/21/07	0		2,500,000	15,000	0			1,485,225
Craig Eisenacher	2/21/07					10,000	99.015	99.42	291,082
	2/21/07				15,000				1,485,225
Thomas J. Gallagher	2/21/07				7,000	0			693,105
Mark de Saram	2/21/07				4,000	0			396,060
Keith T. Shoemaker	2/21/07				0	6,000	99.015	99.42	174,649

(1)	Potential award made pursuant to the Executive Annual Incentive Plan. The actual award is shown in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Plan table.
(2)

This column shows the number of restricted shares granted in 2007 to the Named Executive Officers pursuant to the 2002 Stock Incentive Plan. Restricted shares vest at the earlier of 20% per year over five years or upon the date specified in an applicable employment agreement. During the restricted period, quarterly dividends are paid to the Named Executive.

(3)

This column shows the number of stock options granted in 2007 to the Named Executive Officers pursuant to the 2002 Stock Incentive Plan. These options vest and become exercisable in five equal annual installments, beginning on February 21, 2008, one year after the grant date.

(4)

This column shows the exercise price for the stock options granted which is calculated by averaging the highest and lowest sale prices of the Common Shares on the New York Stock Exchange on the date granted in accordance with the terms of the 2002 Stock Incentive Plan as approved by the shareholders. The NYSE closing price was $99.42.

(5)	The grant date fair value of each equity award calculated in accordance with FAS123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards				Share Awards
	Number of	Number of				Market Value
	Securities	Securities			Number of	of
	Underlying	Underlying			Restricted	Restricted
	Unexercised	Unexercised	Option		Shares That	Shares
	Options	Options	Exercise	Option	Have Not	That Have Not
	(#) (1)	(#) (1)	Price	Expiration	Vested	Vested
Name	Vested	Unvested	($)	Date	(#) (2)	($) (3)

Joseph V. Taranto	200,000	0	66.2300	4/20/2011
	40,000	0	55.5950	9/26/2012
					83,000	8,333,200

Craig Eisenacher	0	10,000	99.015	2/21/2017	15,000	1,506,000

Thomas J. Gallagher	33,000	0	25.3438	2/23/2010
	33,000	0	48.0100	9/21/2011
	16,500	0	55.5950	9/26/2012
					17,560	1,763,024

Mark S. de Saram	7,500	0	30.6250	4/1/2009
	5,000	0	25.3438	2/23/2010
	7,500	0	48.0100	9/21/2011
	10,000	0	55.5950	9/26/2012
	7,200	4,800	74.3300	9/21/2014
					7,300	732,920

Keith T. Shoemaker	1,000	0	55.5950	9/26/2012
	1,100	1,100	73.6150	9/18/2013
	1,100	2,200	74.3300	9/21/2014
	2,200	3,300	95.4850	9/21/2015
	0	6,000	99.015	2/21/2017
					0	0

(1)

Non-qualified share options become exercisable in 20% increments annually over the first five years of the ten year term commencing with the first anniversary of the grant date, as long as employment with the Company or its subsidiaries continues. These share options were granted with an exercise price which is calculated by averaging the highest and lowest sale prices of the Common Shares on the New York Stock Exchange on the date granted, in accordance with the terms of the 2002 Stock Incentive Plan as approved by the shareholders.

(2)

Restricted shares vest at the rate of 20% annually over a five year period. (Grant dates for the restricted shares are as follows, Mr. Gallagher: 1,200 shares on 9/18/2003, 3,360 shares on 9/21/2004, 6,000 shares on 9/21/05 and 7,000 shares on 2/21/2007; Mr. Eisenacher: 15,000 shares on 2/21/2007; Mr. de Saram: 600 shares on 9/18/03, 2,700 shares on 9/21/05 and 4,000 shares on 2/21/2007.) The restrictions on Mr. Taranto’s restricted shares lapse on March 31, 2008 pursuant to his Employment Agreement.

(3)	Determined by multiplying the NYSE December 31, 2007 closing price of $100.40 by the number of restricted shares.

Share Option Exercises and Shares Vested

The following table sets forth certain information concerning the number and value of exercised share options and vested shares at the end of 2007 held by the Named Executive Officers.

2007 OPTION EXERCISES AND SHARES VESTED

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph V. Taranto	0	0	28,000	2,934,545
Craig Eisenacher	0	0	0	0
Thomas J. Gallagher	85,000	5,706,979	4,880	518,919
Mark S. de Saram	0	0	1,500	159,453
Keith Shoemaker	0	0	0	0

(1)	Amount reflects the difference between the exercise price of the option and the market price of the shares received at the time of exercise.
(2)	Amount reflects the aggregate market share value on the day that the restricted shares vest.

Retirement Plan

All the executive officers of the Company, with the exception of Mr. de Saram, participate in the Everest Reinsurance Company Retirement Plan (the “Retirement Plan”) and, except for Mr. de Saram and Mr. Shoemaker, in the Supplemental Retirement Plan (the “Supplemental Plan”), both of which are defined benefit pension plans. As an employee of Bermuda Re, Mr. de Saram is not eligible to participate in the Retirement Plan, and Bermuda Re does not maintain a defined benefit pension plan. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant’s years of continuous service and final average earnings with Everest Re and certain affiliates, including the participant’s period of affiliation with The Prudential Insurance Company of America (“Prudential”). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Internal Revenue Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Company’s initial public offering. A participant’s “final average earnings” under the Retirement Plan will be their average annual “earnings” under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, “earnings” generally include the participant’s base salary, cash bonus payments under the Chief Executive Officer’s Bonus Plan (which has been terminated), the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company’s Annual Incentive Plan. “Earnings” does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant’s earnings are not subject to the limitations under the Internal Revenue Code. “Continuous service” under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

2007 PENSION BENEFITS TABLE

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers determined using interest rate and mortality rate assumptions consistent with those in the Company’s financial statements and the number of years of service credited to each. A Participant becomes vested in the Supplemental Plan upon reaching five years of service, retirement at age 65 or upon a Change of Control. If a Participant leaves the Company prior to becoming vested in the Supplemental Plan, he receives no benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Joseph V. Taranto	Retirement Plan	13.17	381,119	0
	Supplemental Plan		5,167,081	0

Craig E. Eisenacher	Retirement Plan	1	35,355	0
	Supplemental Plan		75,096	0

Thomas J. Gallagher	Retirement Plan	32.42	1,300,245	0
	Supplemental Plan		5,033,532

Mark S. de Saram	None	N/A	0	0

Keith Shoemaker	Retirement Plan	6.33	105,059	0

(1)

The assumptions used to calculate present values are generally the same as those used in FAS 87 year end reporting including the discount rate of 6.55% at December 31, 2007, the Form of Payment and the Mortality Table (the sex distinct RP2000 White Collar Combined Active/Retiree Healthy Mortality Table projected to 2006 with Scale AA for December 31, 2006). Mr. Gallagher is eligible to retire with unreduced benefits at age 60, because he has over 30 years of service with Everest Re and certain affiliates including Prudential. Mr. Taranto, Mr. Eisenacher and Mr. Shoemaker are not eligible to retire with unreduced benefits until age 65. Where a person participates in both the Retirement Plan and the Supplemental Plan, the number of years of credited service is the same for both plans.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The 2007 Nonqualified Deferred Compensation Table shows information about the Supplemental Savings Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Joseph V. Taranto
Everest Re Supplemental	23,077	23,077	86,735	0	922,314
Savings Plan (1)
Craig Eisenacher
Everest Re Supplemental	5,077	0	34	0	5,111
Savings Plan
Thomas J. Gallagher
Everest Re Supplemental	8,885	8,885	6,831	0	214,311
Savings Plan
Mark de Saram
Everest Re Supplemental	N/A
Savings Plan
Keith T. Shoemaker
Everest Re Supplemental	N/A
Savings Plan

(1)

The Supplemental Savings Plan has the same investment elections as the Company’s 401(k) plan and is designed to allow each participant to contribute a percentage of his base salary and receive a company match beyond the contribution limits prescribed by the Internal Revenue Service with regard to 401(k) plans. When the annual IRS 401(a) (17) compensation maximum is reached under the qualified savings plan, eligible employees may enroll in the Supplemental Savings Plan which allows for up to a 3% employee contribution and a 3% company match. Withdrawal is permitted only upon cession of employment.

Employment and Change of Control Agreements—Mr. Taranto

Employment agreements have been entered into with Messrs. Taranto, de Saram and Eisenacher. Employment agreements are entered into when it is determined that an employment agreement assists in obtaining assurance as to the executive’s continued employment in light of the prevailing market competition for the particular position, or where the Compensation Committee believes that an employment agreement is appropriate to attract an executive in light of market conditions and the prior experience of the executive. The terms reached take into consideration the executive’s prior background, experience, compensation, competitive conditions and negotiations with the executive.

On July 15, 1998, the Company entered into an employment agreement with Mr. Taranto (the “Employment Agreement”). The Employment Agreement was most recently amended on April 5, 2007 to extend his term of employment to December 31, 2009, unless sooner terminated in accordance with its terms. The Employment Agreement provides for a base salary of $1,000,000 per year and states that Mr. Taranto is eligible to participate in the Executive Annual Incentive Plan. Upon entering into the Employment Agreement in July 1998, Mr. Taranto received non-qualified options under the Company’s 1995 Stock Incentive Plan to purchase 150,000 Common Shares as a sign-on bonus. Upon execution of the April 20, 2001 amendment extending the term of his employment, he was awarded non-qualified options to purchase 200,000 Common Shares under the same plan. Upon execution of the August 31, 2005 amendment, Mr. Taranto was awarded 40,000 restricted shares under the Company’s 2002 Stock Incentive Plan. The Employment Agreement further provides that all restricted shares and option award agreements vest on March 31, 2008, provided that Mr. Taranto has not been terminated for cause or that such acceleration will not cause the compensation to be treated as “deferred compensation” pursuant to Section 409A of the Internal Revenue Code.

In connection with the restructuring of the Company in February 2000, Mr. Taranto’s Employment Agreement was amended to state that he would be the Chairman and Chief Executive Officer of the Company after the restructuring and that he would provide services to the Company after the restructuring that were comparable to those required under his Employment Agreement prior to the restructuring. As a result, the Company and Everest Holdings are both parties to the Employment Agreement and have co-extensive rights, powers, duties and obligations. The February 2000 amendment made other conforming changes to the Employment Agreement to reflect the restructuring. When the Company established Everest Global as a Delaware subsidiary to perform administrative and back-office functions for the Company and its insurance subsidiaries, Mr. Taranto became an employee of that company and Everest Global became a party to the Employment Agreement.

If the Company terminates Mr. Taranto’s employment for due cause (as defined in the Employment Agreement) or if he voluntarily terminates his employment other than for good reason (as defined in the Employment Agreement), Mr. Taranto will be entitled to his base salary due him through the date of termination. If the Company terminates Mr. Taranto’s employment other than for due cause, or if he voluntarily terminates his employment for good reason, the Company will be obligated to pay him, in addition to all base salary accrued through the date of termination, (i) the aggregate amount of base salary from the date of termination through December 31, 2009, and (ii) the aggregate bonus amounts due under the appropriate bonus plans or programs through December 31, 2009.

In connection with the execution of the Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998 and amended on April 5, 2007 to extend the term to December 31, 2009 and reflect his employment by Everest Global. The Change of Control Agreement provides that if, within one year after the occurrence of a material change (as defined in the agreement), Mr. Taranto terminates his employment for any reason, or if the Company terminates Mr. Taranto’s employment for any reason other than for due cause (as defined in the agreement), then (a) all of Mr. Taranto’s outstanding share options granted under the Company’s share plans shall immediately vest and become exercisable; (b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto’s annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto’s gross income in the most recent taxable year ending prior to the date of a material change attributable to his exercise of share options, share appreciation rights and other share-based awards granted Mr. Taranto by the Company or (ii) 2.99 multiplied by Mr. Taranto’s “annualized includible compensation for the base period” as that phrase is defined in Section 280G(d) of the Internal Revenue Code; (c) Mr. Taranto shall continue to be covered under the Company’s medical and dental insurance plans for a period of three years from the date of termination; and (d) Mr. Taranto shall receive “Special Retirement Benefits” in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code, Mr. Taranto’s benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a “Parachute Tax” pursuant to Section 4999 of the Internal Revenue Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred.

Employment Agreement—Mr. Eisenacher

On November 29, 2006, the Company entered into an employment agreement with Mr. Eisenacher, under which he is to serve as the Executive Vice President and Chief Financial Officer of the Company from December 18, 2006 until December 19, 2008. The agreement provides for an annual salary of $400,000 and a bonus of $275,000 that was paid in March 2007. It also provides an amount not to exceed $50,000 for all relocation expenses and reimbursement for temporary housing for up to 120 days. Under the terms of the Employment Agreement, Mr. Eisenacher was also awarded 10,000 non-qualified share options and 15,000 restricted shares under the 2002 Stock Incentive Plan by the Company’s Compensation Committee at its regular meeting on February 21, 2007. The Compensation Committee proposed and recommended to the Board that these equity awards be granted. The Board of Directors approved and granted these awards at its regular meeting on February 21, 2007.

If the Company terminates Mr. Eisenacher’s employment prior to December 19, 2008 for reasons other than misconduct or a breach of the Company’s policies, a separation payment of $800,000 will be made. The Company may terminate Mr. Eisenacher’s employment for cause as defined in the employment agreement at any time during the term of the agreement without prior notice. Mr. Eisenacher is a participant in the Senior Executive Change of Control Plan (see “Other Change of Control Arrangements”).

Employment Agreement—Mr. de Saram

On October 14, 2004, Bermuda Re entered into an employment agreement with Mr. de Saram, which was most recently amended on November 1, 2006, under which he is to serve as the Managing Director and Chief Executive Officer of Bermuda Re until November 1, 2008. As amended, the agreement provides for an annual salary of U.S. $200,000 and GBP £114,015, plus $12,500 per month as a housing allowance. Mr. de Saram is also eligible to participate in the Company’s Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time. Any payments made under the Annual Incentive Plan shall be in U.S. dollars. He is also a participant in the Senior Executive Change of Control Plan. (See “Other Change of Control Arrangements”.) Pursuant to his employment agreement, Mr. de Saram participates in the medical insurance, dental insurance and group life insurance plans currently available to other Bermuda Re employees. In lieu of participating in the Bermuda Savings Plan, he receives a monthly payment equal to 10% of his monthly salary, which is paid in Great Britain pounds sterling.

If Bermuda Re terminates Mr. de Saram’s employment prior to November 1, 2008 for reasons other than misconduct or a breach of Bermuda Re’s policies, a separation payment equivalent to one year’s salary will be made and a reasonable allowance will be provided to move his personal possessions back to the United Kingdom. Bermuda Re may terminate Mr. de Saram’s employment for cause as defined in the employment agreement at any time during the term of the agreement without prior notice. If Bermuda Re does not renew Mr. de Saram’s employment agreement at the expiration of its term and does not offer him employment at the level at which he was employed prior to entering into that agreement, then Bermuda Re will pay Mr. de Saram a sum equal to six month’s base salary, plus the reasonable cost of six months of medical insurance.

Other Change of Control Arrangements

The Company’s Change in Control arrangements are principally intended to provide continuity of management by motivating executive officers to remain with the Company, despite the uncertainty that arises in the context of change in control situations.

The Company established a Senior Executive Change of Control Plan (the “Change of Control Plan”), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected Mr. Gallagher, Mr. Eisenacher and Mr. de Saram to participate in the plan.

The Change of Control Plan provides that if, within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant’s employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant’s outstanding share options granted under the Company’s stock plans shall immediately vest and remain exercisable for three months following termination of employment; (b) all restrictions on the participant’s restricted shares awarded under the Company’s share plans shall immediately terminate and lapse; (c) the participant shall receive a cash payment equal to the participant’s average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable) multiplied by a number between 2.00 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Mr. Eisenacher and Mr. de Saram the number is 2.00); (d) the participant shall continue to be covered under the Company’s medical and dental insurance plans for a period of two years from the date of termination; and (e) the participant shall receive “special retirement benefits” in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is three years, and for Mr. Eisenacher and Mr. de Saram, the period is two years.

Potential Payments Upon Termination or Change in Control

The table below shows the incremental amount of compensation that might be paid to each of the Named Executive Officers in the event of termination of his employment. The amounts shown assume that such termination, change in control, death or disability was effective as of December 31, 2007 and includes estimates of amounts to which the Named Executive Officer would be entitled incremental to what he earned during such time. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may be changed at the discretion of the Compensation Committee of the Company’s Board of Directors.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include: accrued salary; amounts contributed under the Employee Savings Plan and the Supplemental Savings Plan (See Nonqualified Deferred Compensation Table) and amounts accrued and vested through the Company’s Retirement Plan and the Supplemental Retirement Plan. (See Pension Benefits Table.) The retirement plans offer survivor annuity, if elected by the participant.

Payments Made Upon Retirement

In the event of Retirement, in addition to the items above, all will receive the pension benefits shown in the Pension Benefits Table with a reduction for early retirement. Generally, restricted shares and unexercisable options are cancelled and vested options remain exercisable for 90 days following retirement.

Payments Made Upon Death or Disability

In the event of death or disability, in addition to the benefits listed under the headings above, the Named Executive Officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance program, as available to employees generally. In the event of Mr. Taranto’s death, the Company will pay his base salary through the end of the month of death. In the event of Mr. Taranto’s death or disability, his bonus would be paid on an annualized basis. For 2007, the bonus would have been $2.25 million as reported in the Summary Compensation Table.

In the event of the death or disablity of any of the Named Executive Officers, unvested share options become exercisable and the restrictions on restricted shares lapse. The following table lists the value of equity awards for each Named Executive Officer at the NYSE closing price of $100.40 at 2007 year end as if all vested on December 31, 2007. It does not include the unexercised options that have already vested. The option value is the closing price less the option price for each grant and restricted shares are valued at the closing price.

Name	Options ($)	Restricted Shares ($)	Total ($)

Joseph V. Taranto	0	8,333,200	8,333,200
Craig Eisenacher	13,850	1,506,000	1,519,850
Thomas J. Gallagher	0	1,763,024	1,763,024
Mark S. de Saram	125,136	732,920	858,056
Keith Shoemaker	111,347	0	111,347

Change of Control

As described above, the Company has entered into Change of Control agreements with the Named Executive Officers with the exception of Mr. Shoemaker. Payments are made under the respective Change of Control agreements if Mr. Eisenacher, Mr. Gallagher or Mr. de Saram suffers a covered termination of employment within two years following a change in control. For Mr. Taranto, the term is within one year of a change in control. The Change of Control agreements provide that payment is capped at one dollar less than the amount that would otherwise trigger a parachute payment under Section 280G of the Internal Revenue Code.

Name	Incremental Benefit	Voluntary Termination ($)	Termination without Cause or Resignation for Good Reason ($)		Termination following Change in Control ($)

Joseph V. Taranto	Cash Payment	0	2,000,000	(1)	11,819,205
	Equity Acceleration (2)	0	8,333,200		0	(3)
	Benefits Continuation	0	0		32,000
	Pension Enhancement	0	0		10,814,000
	Benefits Cutback	N/A	N/A		0
	Total Value	0	10,333,200		22,665,205	(4)

Craig Eisenacher	Cash Payment	0	800,000	(5)	1,350,000
	Equity Acceleration	0	0		1,519,850
	Benefits Continuation	0	0		21,000
	Pension Enhancement	0	0		1,335,000
	Benefits Cutback	0	0		(3,025,851)
	Total Value	0	800,000		1,199,999

Thomas J. Gallagher	Cash Payment	0	0		2,704,417	(6)
	Equity Acceleration	0	0		1,763,024
	Benefits Continuation	0	0		21,000
	Pension Enhancement	0	0		4,619,000
	Benefits Cutback	N/A	N/A		(3,482,004)
	Total Value	0	0		5,625,437	(4)

Mark de Saram	Cash Payment	0	437,547	(7)	941,978	(6)
	Equity Acceleration	0	0		858,056
	Benefits Continuation	0	0		27,321
	Total Value	0	437,547		1,827,355

Keith Shoemaker (8)	Cash Payment	0	0		0
	Equity Acceleration	0	0		111,347
	Benefits Continuation	0	0		0
	Pension Enhancement	0	0		0
	Total Value	0	0		111,347

(1)

If termination is for good reason or without due cause, Mr. Taranto is entitled to the aggregate amount of his base salary from the date of termination through December 31, 2009, pursuant to his Employment Agreement.

(2)	Accelerated vesting shall be effective only if the operation thereof would not cause the options to be treated, as “deferred compensation” for purposes of Section 409A of the Internal Revenue Code.
(3)	There is provision for vesting of options only in Mr. Taranto’s Change of Control agreement.
(4)

The terms of the Change of Control Agreement offer a cash payout, vesting of equity awards and enhanced pension and health benefits but the aggregate amount is capped at one dollar less than the amount that would otherwise trigger a parachute payment under Section 280G of the Internal Revenue Code. The amount shown is the lesser of the total value or one dollar less than three times the Named Executive Officer’s annualized compensation for the most recent five years.

(5)	The terms of Mr. Eisenacher’s Employment Agreement provide for payment upon Termination without cause but not for good reason.

(6)

The Senior Executive Change of Control Agreement provides for a cash payment that equals the average of the executive’s salary and bonus for the previous three years times a factor assigned by the Board. In Mr. Gallagher’s case, the factor is 2.99. The factor is 2 for Mr. de Saram and Mr. Eisenacher.

(7)

Pursuant to the terms of his Employment Agreement, Mr. de Saram would receive 1 year’s salary plus reasonable moving expenses, if terminated without cause. There is no provision for payment if Mr. de Saram leaves for good reason.

(8)	Mr. Shoemaker does not have a Change of Control agreement but his option award agreements provide for vesting upon a change in control.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was comprised of Martin Abrahams, Kenneth J. Duffy, John R. Dunne and John A. Weber, all of whom are Non-Employee Directors of the Company and none of whom is or has been an officer of the Company. No compensation committee interlocks existed during 2007.

Certain Transactions With Directors

The Board reviewed, discussed and approved by resolution as being in the ordinary course of business, the participation of the Company and its subsidiaries in transactions with companies in which Mr. Galtney, as a non-independent director of the Company, also maintains ownership, an employment position or an officership. The following transactions during 2007 were considered by the Board.

William F. Galtney, Jr. was the President of Gallagher Healthcare Insurance Services, Inc. (“GHIS”), a wholly-owned subsidiary of Arthur J. Gallagher & Co. (“Gallagher”), until December 31, 2004. Thereafter, Mr. Galtney continued as Chairman of GHIS until March 31, 2005. Mr. Galtney owns shares in Gallagher representing less than a 1% interest. From April 1, 2005, through January 2006, Mr. Galtney served as Chairman of Oxford Insurance Services Limited (“Oxford”), a company in which he holds a 99% ownership. In 2007, Everest Re paid brokerage commissions to Gallagher of $2,300,364. Currently, brokerage commissions payable to Gallagher are $138,180.

In 2002, GHIS entered into Program Administrator Agreements with Everest National and with Mt. McKinley Managers as underwriting manager for Everest Indemnity (the “Everest Companies”). Under these agreements in 2007, the Everest Companies recorded $1,629,766 in return premiums with no related commissions and fees payable to GHIS.

On May 27, 2005, this business was assumed by Oxford as the managing general agent and GHIS became the producing broker for Oxford. In 2005, the Everest Companies entered into a program administrator agreement with Oxford. Under these agreements, policies placed by Oxford with the Everest Companies are generally reinsured under an 82% quota share treaty by Transatlantic Reinsurance Company, which then reinsures up to 100% of the assumed risk with Sunrise Professional Indemnity, Ltd. (“Sunrise”), a Cayman reinsurance company owned by WFG Interests, LLC, which is owned by Mr. Galtney. Mr. Galtney owns 49.2% of Medical Risk Indemnity, SPC, a Cayman Islands reinsurer whose sole business is the assumption of a percentage of the risk of two of the policies reinsured by Sunrise. Under these agreements with Oxford in 2007, the Everest Companies recorded $31,099,206 in gross written premiums and $2,257,700 in related commissions and fees to Oxford and paid to Oxford $2,396,207 in related commissions and fees in 2007.

GHIS has also entered into a subproducer agreement with Oxford pursuant to which GHIS acts as agent for Oxford with respect to its agreements with the Everest Companies. Under this agreement, the Company recorded $569,091 and paid $664,183 in commissions to GHIS on behalf of Oxford in 2007. GHIS, through its Western Litigation Specialists division (“WLS”), provides claims services for medical malpractice policies issued under both the GHIS and Oxford agreements. Total fees paid to WLS in 2007 were $333,890.

GHIS was the producing agent for workers’ compensation, general liability and automobile risks written by the Everest Companies for Rural/Metro Corporation (“Rural Metro”). The workers’ compensation component of the program did not renew in May 2004. The general liability and automobile risks components did not renew in June 2006. In 2007, the Company recorded $878,590 in return premiums in connection with GHIS and paid no related commissions.

Gallagher Bassett Services, Inc. (“Gallagher Bassett”), a Gallagher affiliate, provides claims services for the Rural Metro program mentioned above, for Everest Indemnity’s All Risks, Ltd. program, for Everest National’s Risk Services, LLC, and for Everest National’s Tangram Program Managers. Mr. Galtney does not have any affiliation with All Risks, Ltd. Risk Services, LLC, or with Tangram Program Managers. Total fees paid to Gallagher Bassett in 2007 were $2,816,346. Estimated fees for 2008 are $2,462,406.

Everest Indemnity, through Mt. McKinley Managers, wrote a surplus lines medical malpractice book of business in Arizona known as APIC through SKANCO, a surplus lines producer affiliate of Gallagher. Under these agreements in 2007, written premium was $2,962,678 with related commissions of $74,067. This program did not renew with the Everest companies in 2008.

In addition to the above, Everest does business with several Gallagher-affiliated Custom Accounts out of the Western Regional Office. Under these accounts in 2007, the Everest Companies recorded $2,717,293 in gross written premiums with related commissions and fees to these agents of $261,284. Also, Everest Indemnity wrote a Gallagher-affiliated residential homebuilders book of business (“Contractors Facility”). Under this account in 2007, Everest recorded $900,000 in gross written premiums with related commissions and fees of $108,000.

PROPOSAL NO. 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm to serve as the Company’s auditor for the year ending December 31, 2008 and the authorization of the Board of Directors acting by the Audit Committee of the Board of Directors to set the fees for the independent, registered public accounting firm serving as the Company’s auditor. Proxies will be so voted unless shareholders specify otherwise in their proxies.

The Company’s independent, registered public accounting firm has been appointed to serve as the Company’s auditor each year at the Annual General Meeting of Shareholders pursuant to the Board’s recommendation, which is based on the recommendation of the Audit Committee. For the 2008 Annual General Meeting, and in accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes Oxley”), the Audit Committee has evaluated the performance and independence of PricewaterhouseCoopers LLP and has recommended their appointment as the Company’s independent, registered public accounting firm to serve as auditor for the year ending December 31, 2008. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. Representatives of PricewaterhouseCoopers LLP will be present at the 2008 Annual General Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

PROPOSAL NO. 3—AMENDMENT OF BYE-LAWS

The Board of Directors recommends that you vote FOR the amendment of the Company’s Bye-laws to allow the Company to hold treasury shares. Proxies will be so voted unless shareholders specify otherwise in their proxies.

In December 2006, the Bermuda legislature enacted a number of amendments to the Companies Act 1981, referred to in this proxy statement as the “Act,” which is the statute that regulates the corporate affairs of Bermuda companies. One of the amendments makes it possible for Bermuda companies, if authorized to do so by their memorandum of association or bye-laws, to acquire their own shares to be held as treasury shares. Prior to the 2006 amendments to the Act, Bermuda companies were permitted to acquire their own shares, but any shares so acquired were automatically cancelled and could not be held by a company as treasury shares.

Treasury shares generally represent shares that were once traded in the market but which have since been reacquired by the issuing company and are available for later reissuance. Treasury shares are considered to be issued but not outstanding, cannot be voted and accrue no dividends.

Under the Act, as amended in 2006, in order for a Bermuda company to hold reacquired shares as treasury shares, it must be authorized to do so by its memorandum of association or bye-laws. Currently, Bye-law 55 of our Bye-laws permits us to repurchase our shares, but does not authorize us to hold the repurchased shares in treasury. Accordingly, the Board has unanimously recommended that the Bye-laws be amended by adding a definition of “Treasury Share” as paragraph (xxix) of Bye-law 1(a) and a new paragraph (d) of Bye-law 55 as set forth below:

To be added to Bye-law 1(a):

(xxix)   “Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.”

To be added to Bye-law 55:

(d)        In any circumstances where the Company is entitled to redeem or purchase its own shares by the foregoing provisions of this Bye-law 55, the Company shall also be entitled to acquire such shares as Treasury Shares in accordance with the Act on such terms as the Board shall think fit. All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

In addition, current paragraphs (xxix) and (xxx) of Bye-law 1(a) would be renumbered as paragraphs (xxx) and (xxxi), respectively. No other changes are being proposed to Bye-laws 1(a) and 55.

Bye-law 55 currently allows the Board to authorize the Company to repurchase its shares in open market transactions and privately negotiated transactions. In addition, Bye-law 55 currently provides that if the Board has reason to believe that:

•	any person that is not an investment company beneficially owns more than 5.0% of any class of our issued and outstanding share capital,
•	any person holds controlled shares in excess of 9.9% of any class of our issued and outstanding share capital, or
•

share ownership by any person may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then the Company will have the option, but not the obligation, subject to compliance with Bermuda law, to repurchase all or any part of the shares so held to the extent the Board determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The Board also has the option, but not the obligation, to repurchase shares that have been involuntarily transferred as a result of a shareholder’s liquidation, bankruptcy or similar events.

The proposed bye-law amendments will not make any alteration to the foregoing conditions under which the Company may reacquire its shares. They will only allow us the flexibility to hold shares as treasury shares after they have been reacquired. The Board believes that it is in the best interests of the Company to have this flexibility, as this is a capital management tool that most U.S. corporations already have at their disposal.

The shareholders are being asked to consider and approve the adoption of the amendments to our Bye-laws described above. Under Section 13 of the Act and Section 98 of our Bye-laws, our shareholders must approve any amendments to our Bye-laws by the vote of a majority of the votes cast at the Annual General Meeting. The Board has unanimously approved the foregoing bye-law amendments and recommends their approval and adoption by the shareholders.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes, as of December 31, 2007, information about compensation plans under which securities of the Company are authorized for issuance:

Equity Compensation Plan Information

			Number of securities
	Number of securities		remaining available for
	to be issued	Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation plan
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders
2002 Stock Incentive Plan	1,492,230	$72.4686	1,788,800
1995 Stock Incentive Plan	464,450	$50.4755	-
2003 Non-Employee Director Equity Compensation Plan	23,330	$37.9447	470,000
1995 Stock Option Plan for Non Employee Directors	706	$70.8200	37,439

Equity compensation plans not approved by security holders (1)
Board action 2001	40,000	$48.0100	-
Board action 2000	30,000	$25.3438	-
Board action 1999	19,500	$30.6250	-

(1)

On September 21, 2001, each of the Non-Employee Directors was granted a stock option award covering 10,000 Common Shares at an exercise price of $48.01 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

On February 23, 2000, each of the Non-Employee Directors was granted a stock option award covering 7,500 Common Shares at an exercise price of $25.3438 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

On April 1, 1999, each of the Non-Employee Directors was granted a stock option award covering 6,500 Common Shares at an exercise price of $30.625 per share, which was the fair market value of the shares on the date of grant. The options vest ratably over three years.

MISCELLANEOUS—GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Named Executive Officers, and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Named Executive Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of the forms it has received and representations that no other reports were required, the Company believes that all of its executive officers and directors have filed with the SEC on a timely basis all required Forms 3, 4 and 5 with respect to transactions during fiscal year 2007 with the exception of a Form 4 that, due to administrative error, was filed late on behalf of Mr. Duffy, Mr. Galtney and Mr. Weber, respectively. Each such Form 4 involved one transaction.

Shareholder Proposals for the 2009 Annual General Meeting of Shareholders

To be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2009 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company in proper form at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, no later than December 10, 2008. If the shareholder proposal relates to a nomination for director, then the proposal must be made in accordance with the procedures set forth in Bye-law 12. This Bye-law is available on the Company’s website or by mail from the Corporate Secretary’s office.

The proxy solicited by the Board relating to the 2009 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Secretary of the Company receives notice of that proposal after February 24, 2009.

Proxy Solicitations

The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, facsimile or mail by directors or officers who are employees of the Company without additional compensation. Georgeson Shareholder Communications Inc. will provide solicitation services to the Company for a fee not to exceed $6,000 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, facsimile and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Transfer Agent and Registrar

The Company has appointed Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A.) to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

Computershare Trust Company, N.A.

Shareholder Services

P.O. Box 43078

Providence, Rhode Island 02940-3078

(800) 519-3111

(781) 575-2726

All transfers of certificates for Common Shares should also be mailed to the above address.

By Order of the Board of Directors
Sanjoy Mukherjee
Secretary

April 9, 2008

APPENDIX A

CORPORATE GOVERNANCE GUIDELINE ON DIRECTOR INDEPENDENCE

A majority of the Board shall be composed of “independent” directors, as that term is defined from time to time by the listing standards of the NYSE. As required by such listing standards, in assessing independence, the Board shall make a determination whether a director has any material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, absent other considerations, the Board will deem a director to be independent if either the director or a member of his immediate family:

•	Has not been employed by the Company, any of its affiliates or the Company’s external auditor at any time during the past three years;
•

Has not received more than $100,000 per year from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

Is not, and in the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs such director or director’s immediate family member;

•

Does not, and in the past three years has not, provided legal, consulting, investment banking, commercial banking, accounting or other professional services to the Company or any of its subsidiaries or affiliates, and is not a director, executive officer, general partner or significant equity holder of an entity that has provided legal, consulting, investment banking, accounting or other professional services in amounts which exceed the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; for purposes of this and the succeeding paragraph, direct or indirect beneficial ownership of an interest representing 10% of the equity or the voting interests of an entity will generally be considered a significant equity holding;

•

Is not, and in the past three years has not been, a director, executive officer, general partner or significant equity holder of a company that makes payments to, or receives payments from, the Company or any of its affiliates, for property or services in an amount which, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

Is not, and in the past three years has not been, an employee, officer or director of a foundation, university or other non-profit organization that has received grants or endowments from the Company or any of its subsidiaries or affiliates in annual amounts which exceed the greater of $1,000,000 or 2% of the organization’s annual gross revenues.

A-1

Using a black ink pen, mark your votes with an Ï as shown in this example. Please do not write outside the designated areas.	Ï

Annual General Meeting Proxy Card

V PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:	For	Withhold				For	Withhold	+
01 – Thomas J. Gallagher	☐	☐	02 – William F. Galtney, Jr.			☐	☐
(term ends in 2011)			(term ends in 2011)

			For	Against	Abstain
2. To appoint PricewaterhouseCoopers LLP as the Company’s			☐	☐	☐
registered public accounting firm for the year ending
December 31, 2008 and authorize the Board of Directors
acting by the Audit Committee of the Board to set the fees for the registered public accounting firm.
			For	Against	Abstain
3. To approve an amendment to the Company’s Bye-laws to allow the Company to hold treasury shares.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C    Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
	2 1 A V	+

00PQKB

VPLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. V

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2008 at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda at 11:00 a.m.

The proxy statement and annual report to shareholders are available at http://www.everestre.com/re-group/proxy.shtml

Proxy — Everest Re Group, Ltd.

Annual General Meeting of Shareholders

May 14, 2008, 11:00 a.m.

Wessex House, 45 Reid Street

Hamilton HM 12, Bermuda

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J.V. Taranto, C. Eisenacher, and S. Mukherjee, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 18, 2008, at the Annual General Meeting of Shareholders to be held on May 14, 2008, at the Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Items to be voted appear on reverse side.)